American States Water Company Announces Appointment of New Director

San Dimas, California. . . Effective February 8, 2023, American States Water Company (NYSE:AWR) appointed Thomas A. Eichelberger as a director of the company in order to fill a vacancy on the board created by the resignation of Sarah J. Anderson. He will stand for election along with other class III directors at the annual meeting in 2023. Mr. Eichelberger was also appointed as a director of the company’s wholly-owned subsidiary, Golden State Water Company.

Mr. Eichelberger had a distinguished 37-year career in public accounting, retiring in May 2022 as an Audit Partner at Deloitte & Touche LLP. He served complex companies, with a primary focus on serving large utility holding companies with rate-regulated subsidiaries in the electric, gas, and water industries. He also served large non-regulated utility affiliates with significant investments in wind and solar projects. He acquired deep regulatory skills, given the active rate case profile and frequent regulatory filings of his clients. Prior to 2002 when he began his career at Deloitte & Touche LLP, he was at Arthur Andersen LLP between 1985 and 2002 and as a partner starting in 1997.

“We are very pleased to welcome Tom to our board of directors of the company,” stated Anne Holloway, chairman of the board of directors of American States Water Company. “His financial acumen, industry knowledge, and public reporting and audit experience will be an asset to our board. We look forward to working with him and leveraging his wealth of experience.”

Mr. Eichelberger received a Master of Science in Management from Georgia Institute of Technology and a Bachelor of Science from the University of Notre Dame. He is a Certified Public Accountant in the states of Georgia and Florida, a member of the American Institute of Certified Public Accountants, and Georgia Society of Certified Public Accountants. He is on the Board of Food for Thought Outreach, a local non-profit organization in Santa Rosa Beach, Florida, and was active in the Volunteer Income Tax Assistance Program in Atlanta for many years. He is a former United Way Campaign Leader and former member of the Board of Directors of the Ashford Dunwoody YMCA.

About American States Water Company
American States Water Company is the parent of Golden State Water Company, Bear Valley Electric Service, Inc. and American States Utility Services, Inc., serving over one million people in nine states. Through its water utility subsidiary, Golden State Water Company, the company provides water service to approximately 263,000 customer connections located within more than 80 communities in Northern, Coastal and Southern California. Through its electric utility subsidiary, Bear Valley Electric Service, Inc., the company distributes electricity to approximately 24,700 customer connections in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution, wastewater collection, and treatment facilities located on 11 military bases throughout the country under 50-year privatization contracts with the U.S. government.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 68 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result.

CONTACT:	Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707